Exhibit 99.1

Investor Relations:

Christopher Taylor

781-398-2466

Media Relations:

Sarah Emond

781-398-2544

For Immediate Release

Oscient Pharmaceuticals Records 2007 Revenues of $80 Million;

Reports Financial Results for Fourth Quarter and Fiscal Year 2007

— Conference call with senior management scheduled for 8:30 AM today —

Waltham, Mass., February 6, 2008 – Oscient Pharmaceuticals Corporation (Nasdaq: OSCI) today reported financial results for the fourth quarter and fiscal year ended December 31, 2007. Highlights from the year include:

•	Recorded total revenues of $80 million in 2007, up from $46 million in 2006;

•	ANTARA® (fenofibrate) capsules became one of the fastest growing products in the dyslipidemia market based on prescription growth rate, generating nearly $59 million in revenues during 2007;

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FACTIVE® (gemifloxacin mesylate) tablets received FDA approval for the five-day treatment of community-acquired pneumonia (CAP), making it the only fluoroquinolone with five-day treatment claims for CAP and acute bacterial exacerbations of chronic bronchitis (AECB);

•	Company cash burn decreased to $33 million in 2007, from $56 million in 2006;

•	Revenues of ANTARA and FACTIVE increased 38% to $25 million in the fourth quarter of 2007 over the fourth quarter of 2006;

•	Based on these 2007 results, the Company forecasts 2008 revenues to be approximately $100 million.

Total revenues for the fourth quarter of 2007 were $25.3 million, compared to $18.3 million in total revenues recorded in the fourth quarter of 2006. During the fourth quarter of 2007, Oscient recorded $19.4 million in revenue from the cardiovascular drug ANTARA and $5.8 million in revenue from the antibiotic FACTIVE. For the fourth quarter ended December 31, 2007, the Company reported a net loss of ($14,672,000), or ($1.08) per basic and diluted share. This compares to a net loss of ($14,691,000), or ($1.09) per basic and diluted share, for the fourth quarter of 2006. During the quarter ended December 31, 2007, the Company’s cash position decreased by approximately $8.8 million to approximately $52.5 million in total cash, cash equivalents and restricted cash.

Selling, marketing, general and administrative expenses were $21.6 million in the fourth quarter of 2007, compared to $19.4 million in the fourth quarter of 2006. Research and development expenses for the fourth quarter of 2007 totaled approximately $1.6 million, compared to $2.0 million in the fourth quarter of 2006.

“In 2007, our primary focus was to drive revenue growth, particularly for our higher margin product ANTARA,” stated Steven M. Rauscher, President and Chief Executive Officer. “The 38% growth in total revenues recorded in the fourth quarter of 2007, compared to the fourth quarter of 2006, illustrates the impact of several initiatives introduced throughout the year to support the growth of both our brands and we look forward to continued progress throughout 2008.”

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Q4 2007 Financial Results

February 6, 2008

For the fiscal year ended December 31, 2007, the Company reported total revenues of $80.0 million, compared to revenues of $46.2 million for the fiscal year ended December 31, 2006. Oscient acquired ANTARA during the third quarter of 2006. Net loss decreased to ($29,853,000), or ($2.19) per basic and diluted share in 2007, reflecting the non-cash gain of $30.8 million related to the convertible debt exchange recorded in the second quarter of 2007; exclusive of this one-time gain, the Company’s net loss for 2007 was ($60,677,000), or ($4.46) per basic and diluted share. This compares to a net loss of ($78,477,000), or ($6.58) per basic and diluted share, in 2006. The 2007 results also include approximately $21.4 million in non-cash charges, reflecting primarily $9.1 million in amortization of intangible assets, approximately $9.6 million in non-cash interest expense and approximately $2.7 million in stock-based compensation expenses. The 2006 results include approximately $11.6 million in non-cash charges reflecting approximately $6.2 million in amortization of intangible assets, approximately $1.5 million in non-cash interest expense and approximately $3.9 million in stock-based compensation expenses.

Financial Guidance

The Company expects total revenue for fiscal year 2008 to be between $96-103 million, with approximately three-quarters of those revenues derived from sales of its higher gross margin product ANTARA. The Company expects net cash utilization of approximately $28-30 million in 2008. This guidance does not include any cash impact of the acquisition and marketing of a third product, which remains one of the Company’s top business development goals.

ANTARA Market Performance Highlights

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Prescription performance: During the fourth quarter of 2007, based on Wolters Kluwer Health monthly prescription data, approximately 155,200 total prescriptions for ANTARA were filled, representing a 10% increase in dispensed prescriptions compared to the third quarter of 2007 and a 32% increase compared to the fourth quarter of 2006. For the full year of 2007, approximately 546,800 total prescriptions were filled representing a 25% increase over 2006.

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Market share: During the month of December 2007, ANTARA obtained an average of approximately 4.6% market share of total prescriptions among branded fenofibrate products, up from 3.9% in December 2006. During the same time period, the market share of ANTARA for new prescriptions of branded fenofibrate products increased to 5.4%, up from 5.0% in 2006.

FACTIVE Market Performance Highlights

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Prescription performance: Based on Wolters Kluwer Health monthly prescription data, during the fourth quarter of 2007, more than 68,800 prescriptions for FACTIVE were dispensed, reflecting the start of the winter respiratory tract infection season. During the third quarter of 2007, approximately 41,700 prescriptions were dispensed.

•	Market share: For the fourth quarter of 2007, among all prescriptions for fluoroquinolones written to treat respiratory tract infections, FACTIVE had approximately a 2.1% market share.

Consistent with the Company’s philosophy of aligning the interests of its employees with those of its stockholders, Oscient recently granted 40 new employees equity grants consisting in the aggregate of (i) a non-qualified option to purchase up to 101,859 shares of the Company’s common stock with an exercise price equal to the fair market value of Oscient’s common stock at the later of the close of the market on their start date or February 4, 2008, and (ii) 47,393 shares of the Company’s restricted common stock. Both the option and restricted stock awards vest in four equal annual installments subject to acceleration upon termination in connection with a change of control. These awards were granted pursuant to the NASDAQ Marketplace Rule 4350(i)(1)(A)(iv) because the grants are being made as inducements to these new employees entering into employment relationships with Oscient.

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Q4 2007 Financial Results

February 6, 2008

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a commercial-stage pharmaceutical company marketing two FDA-approved products in the United States; ANTARA® (fenofibrate) capsules, a cardiovascular product and FACTIVE® (gemifloxacin mesylate) tablets, a fluoroquinolone antibiotic. ANTARA is indicated for the adjunct treatment of hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with diet. FACTIVE is approved for the treatment of acute bacterial exacerbations of chronic bronchitis and community-acquired pneumonia of mild to moderate severity. Oscient promotes ANTARA and FACTIVE through a nationwide sales force calling on primary care physicians, cardiologists, endocrinologists and pulmonologists. The Company also has a novel, late-stage antibiotic candidate, Ramoplanin, for the treatment of Clostridium difficile-associated disease (CDAD).

For important information regarding the safety and use of ANTARA and FACTIVE, please see the full prescribing information available at www.antararx.com and www.factive.com.

Forward-Looking Statement

This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements with regard to (i) the Company’s anticipated total revenue for the 2008 fiscal year, (ii) the Company’s continued progress and growth in revenues in 2008, (iii) the relative contribution of the Company’s products to total revenues for the 2008 fiscal year, (iv) the Company’s anticipated net cash utilization for the 2008 fiscal year, and (v) the Company’s goal to add an additional product to its current product portfolio. Forward-looking statements represent our management’s judgment regarding future events. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to (a) events or developments affecting the Company’s stockholders’ equity, market performance, total assets or total revenues; (b) our ability to successfully commercialize and market ANTARA or FACTIVE due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; delays in the supply of products by the third party manufacturers and suppliers on which we rely; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products; (c) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidate; and (d) claims against us by third parties, including claims relating to our intellectual property position. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ending December 31, 2007 and in other filings that we may make with the Securities and Exchange Commission from time to time.

Conference Call & Webcast Information

Slides accompanying today’s call are available in the Investor Relations section of the Company’s website.

A conference call will be held today at 8:30 AM ET with Steven Rauscher, President and CEO and other members of the management team. Participants can access the call by dialing 1-888-634-4009. International participants are asked to dial 1-706-634-5451. The call will also be available via webcast on the Company’s website at www.oscient.com. A replay will be available two hours after the conclusion of the call until February 13, 2008. Domestic participants can access the replay by dialing 1-800-642-1687, while international participants are asked to dial 1-706-645-9291. The conference ID number for the replay is 33514080. A replay of the webcast will also be available on the Company’s website.

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Q4 2007 Financial Results

February 6, 2008

OSCIENT PHARMACEUTICALS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts) (unaudited)

	Three Months Ended		Year Ended
	Dec. 31, 2007	Dec. 31, 2006	Dec. 31, 2007	Dec. 31, 2006

Revenues:
Product revenue, net	$25,196	$18,068	$78,458	$38,244
Co-promotion revenue	—	—	—	6,890
Other revenue	92	196	1,511	1,018

Total revenues	25,288	18,264	79,969	46,152

Costs and expenses:
Cost of product revenue	7,995	7,805	31,269	19,613
Research and development	1,573	1,992	5,845	12,406
Selling and marketing	16,842	14,314	66,278	69,211
General and administrative	4,732	5,059	14,573	16,841

Total costs and expenses	31,142	29,170	117,965	118,071

Loss from operations	(5,854)	(10,906)	(37,996)	(71,919)

Other income (expense):
Interest income	559	556	2,541	2,995
Interest expense	(9,540)	(4,167)	(28,206)	(11,056)
Gain on exchange of convertible notes (non-cash)	—	—	30,824	—
Gain on derivative (non-cash)	223	—	3,023	—
Gain on disposition of investment	—	—	231	1,617
Other income	2	6	114	65

Net other income (expense)	(8,756)	(3,605)	8,527	(6,379)

Net loss before income tax	(14,610)	(14,511)	(29,469)	(78,298)
Provision for income tax	(62)	(179)	(384)	(179)

Net loss	$(14,672)	$(14,690)	$(29,853)	$(78,477)

Net loss per common share – basic/diluted	$(1.08)	$(1.09)	$(2.19)	$(6.58)
Weighted average shares outstanding – basic/diluted	13,628,843	13,484,306	13,600,787	11,925,485

SELECTED BALANCE SHEET DATA

(in thousands) (audited)

	Dec. 31, 2007	Dec. 31, 2006
Cash, cash equivalents and restricted cash*	$52,466	$44,808
Total assets	274,184	279,407
Deferred revenues Long-term liabilities	637 268,906	1,386 250,977
Shareholders’ deficit	(28,715)	(1,996)

*Includes restricted cash at 12/31/07 of approximately $4.2 million which relates to real estate obligations